UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 20, 2005

NORCROSS SAFETY PRODUCTS L.L.C.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	333-110531	61-1283304
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2211 York Road, Suite 215
Oak Brook, Illinois 60523
(Address of Principal Executive Offices, including  Zip Code)

(630) 572-5715
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 20, Norcross Safety Products L.L.C. (the “Company”) and its parent, NSP Holdings L.L.C. (“Holdings”) entered into a Purchase and Sale Agreement with Safety Products Holdings, Inc. (the “Buyer”), a company newly formed by Odyssey Investment Partners LLC for purposes of the transaction, pursuant to which the Buyer will purchase all of the outstanding Class A Membership Units of the Company and all of the outstanding Common Stock of NSP Holdings Capital Corp., a wholly-owned subsidiary of Holdings, and pursuant to which the Buyer will assume all of the outstanding indebtedness of the Company and Holdings, in exchange for a base purchase price to Holdings of $472 million, plus the cash in the Company as of April 2, 2005 in the amount of approximately $16.9 million, less (1) the indebtedness of the Company and its subsidiaries as of April 2, 2005, (2) certain transaction fees and expenses and (3) an amount equal to a distribution that may be made to certain of Holdings’ management unitholders in order to provide them with funds with which to purchase an equity interest in the Buyer’s ultimate parent company.  In addition, the Buyer will benefit from the cash generated by the Company from April 2, 2005 through the date of the consummation of the transaction.  Consummation of this transaction is subject to the satisfaction or waiver of conditions typical to a transaction of this nature, including, but not limited to, the following:

•      The absence of any injunction or order from a court or administrative agency that would restrain or prohibit the consummation of the transaction.

•      The acquiescence of U.S. and foreign antitrust regulatory authorities.

•      The Buyer’s receipt of debt financing necessary to consummate the transaction, which debt financing has been committed to by the Buyer’s bank, subject to certain terms and conditions.

•      The absence of a material adverse change in the business, assets, financial condition or operating results of the Company and its subsidiaries, taken as a whole, since April 2, 2005.

•      Certain of the Company’s agreements having terminated and certain third-party consents, approvals or waivers having been obtained.

•      Receipt by the Buyer from each of Holdings and its members of a representation letter and release providing for indemnification of the Buyer with respect to the capitalization, ownership and existence of the Company and NSP Holdings Capital Corp and the existence of Holdings.

•      Certain of Holdings’ management unitholders having made an investment in the equity of the Buyer’s ultimate parent company.

There is no assurance that any or all of the conditions to the consummation of the transaction will be satisfied or waived or that the transaction will close in accordance with the agreed upon terms (or at all).

Certain statements made in this report are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve risks and uncertainties that may cause actual events and results to differ materially from expected events and results.  As detailed in the Company’s other periodic SEC reports, the risks and uncertainties of investing in the Company include, among others: (a) retention of existing customers, maintaining key supplier status with those customers with whom the Company has achieved such status and obtaining new customers; (b) retention of critical employees; (c) the Company’s high degree of leverage and significant debt service obligations; (d) the impact of current and future laws and governmental regulations affecting the Company or its product offerings; (e) the highly competitive nature of the personal protection equipment industry; (f) the impact of governmental spending; (g) acceptance by consumers of new products the Company develops or acquires; (h) the importance and costs of product innovation; (i) unforeseen problems associated with international sales, including gains and losses from foreign currency exchange and restrictions on the efficient repatriation of earnings; (j) the unpredictability of patent protection and other intellectual property issues; (k) cancellation of current orders; (l) the outcome of pending product liability claims and the availability of indemnification for those claims; (m) general risks associated with the personal protection equipment industry; and (n) the successful integration of acquired companies on economically acceptable terms.  Consummation of the agreement to sell the Company is also subject to satisfaction or waiver of all closing conditions agreed upon by the parties and the buyer’s bank, including those mentioned above.  In view of these considerations, the Company’s noteholders should not place undue reliance on the predictive value of the forward-looking statements made in this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NORCROSS SAFETY PRODUCTS L.L.C.

/s/ David F. Myers, Jr.
Date:	May 26, 2005	By:	David F. Myers, Jr.
		Its:	Executive Vice President, Chief Financial
Officer, Secretary and Manager (Principal
Financial and Accounting Officer)